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[logo] PIONEER
       Investments(R)
                                                                   PIONEER FUNDS
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                       CODE OF ETHICS FOR SENIOR OFFICERS






Code of Ethics for Senior Officers
                                                                      06/27/2003
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[logo] PIONEER
       Investments(R)
                                                                   PIONEER FUNDS
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                                TABLE OF CONTENTS

OVERVIEW.......................................................................2

PURPOSES OF THE CODE...........................................................2

RESPONSIBILITIES OF SENIOR OFFICERS............................................2
     CONFLICTS OF INTEREST.....................................................2
     CORPORATE OPPORTUNITIES...................................................3
     CONFIDENTIALITY...........................................................3
     FAIR DEALING WITH FUND SHAREHOLDERS, SUPPLIERS, AND COMPETITORS...........4
     COMPLIANCE WITH LAW.......................................................4
     DISCLOSURE................................................................4

ANNUAL CERTIFICATION...........................................................4

ENFORCEMENT OF THE CODE........................................................4
     REPORTS OF VIOLATIONS.....................................................4
     INVESTIGATION OF VIOLATIONS...............................................5
     SANCTIONS FOR VIOLATIONS..................................................5
     WAIVERS FROM THE CODE.....................................................5

OTHER POLICIES AND PROCEDURES..................................................5

SCOPE OF RESPONSIBILITIES......................................................6

AMENDMENTS.....................................................................6

CONFIDENTIALITY................................................................6

INTERNAL USE...................................................................6

EXHIBIT A - SENIOR OFFICERS OF THE PIONEER FUNDS...............................7

OVERVIEW

     This Code of Ethics for Senior Officers (this "Code") sets forth the policies, practices and values expected to be exhibited by Senior Officers of the Pioneer Funds (collectively, the "Funds" and each, a "Fund"). This Code does not apply generally to officers and employees of service providers to the Funds, including Pioneer Investment Management, Inc. ("Pioneer"), unless such officers and employees are also Senior Officers.

     The term "Senior Officers" shall mean the principal executive officer, principal financial officer, principal accounting officer and controller of the Funds, each of whom are set forth in Exhibit A to this Code..

     The Director of Compliance of Pioneer is primarily responsible for implementing and enforcing this Code, subject to the overall supervision of the Board of Trustees of the Funds (the "Board"). The Director of Compliance has the authority to interpret this Code and its applicability to particular situations. Any questions about this Code should be directed to the Director of Compliance.

PURPOSES OF THE CODE

     The purposes of this Code are to:

     o Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the SEC and in other public communications made by the Fund;

     o Promote compliance with applicable laws and governmental rules and regulations;

     o Promote the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o   Establish accountability for adherence to the Code.

     Each Senior Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

RESPONSIBILITIES OF SENIOR OFFICERS

CONFLICTS OF INTEREST

     A "conflict of interest" occurs when a Senior Officer's private interests interfere in any way - or even appear to interfere - with the interests of, or his/her service to, a Fund. A conflict can arise when a Senior Officer takes actions or has interests that may make it difficult to perform his or her Fund work objectively and effectively. Conflicts of interest also arise when a Senior Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Fund.

     Certain conflicts of interest arise out of the relationships between Senior Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "ICA"), and the Investment Advisers Act of 1940, as amended (the "IAA"). For example, Senior Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's and Pioneer's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace such policies and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and Pioneer of which the Senior Officers are also officers or employees. As a result, this Code recognizes that Senior Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of Senior Officers in such activities is inherent in the contractual relationship between the Fund and Pioneer and is consistent with the performance by the Senior Officers of their duties as officers of the Fund and, if addressed in conformity with the provisions of the ICA and the IAA, will be deemed to have been handled ethically. In addition, it is recognized by the Board that Senior Officers may also be officers of one or more other investment companies covered by this or other Codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the ICA or the IAA. In reading the following examples of conflicts of interest under the Code, Senior Officers should keep in mind that such a list cannot ever be exhaustive or cover every possible scenario. It follows that the overarching principle is that the personal interest of a Senior Officer should not be placed improperly before the interest of a Fund.

     Each Senior Officer must:

     o Not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Senior Officer would benefit personally to the detriment of the Fund;

     o Not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Senior Officer rather than the benefit of the Fund; and

     o Report at least annually any affiliations or other relationships that give rise to conflicts of interest.

     There are some conflict of interest situations that should always be approved by the Director of Compliance, his/her designee or the Board, if material. Examples of these include:1

     o Service as a director on the board of any public or private company;

     o The receipt of any gift with a value in excess of an amount established from time to time by Pioneer's Director of Compliance from any single non-relative person or entity (customary business lunches, dinners and entertainment at which both the Senior Officer and the giver are present, and promotional items of insignificant value are exempt from this prohibition);

     o The receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o Any ownership interest in, or any consulting or employment relationship with, any of a Fund's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

     o A direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer's employment, such as compensation or equity ownership.

CORPORATE OPPORTUNITIES

     Senior Officers may not (a) take for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property, information, or position for personal gain; or (c) compete with the Funds. Senior Officers owe a duty to the Funds to advance their legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

     Senior Officers should maintain the confidentiality of information entrusted to them by the Funds, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Funds, if disclosed.


--------
1 Any activity or relationship that would present a conflict for a Senior Officer would likely also present a conflict for the Senior Officer if a member of the Senior Officer's family engages in such an activity or has such a relationship.


FAIR DEALING WITH FUND SHAREHOLDERS, SUPPLIERS, AND COMPETITORS

     Senior Officers should endeavor to deal fairly with the Funds' shareholders, suppliers, and competitors. Senior Officers should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Senior Officers should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Board, the Funds' auditors or to governmental regulators and self-regulatory organizations.

COMPLIANCE WITH LAW

     Each Senior Officer must not knowingly violate any law, rule and regulation applicable to his/her activities as an officer of the Funds. In addition, Senior Officers are responsible for understanding, and promoting compliance with, the laws, rules and regulations applicable to his/her particular position and by persons under the Senior Officer's supervision. Senior Officers should endeavor not only to comply with the letter of the law, but also with the spirit of the law.

DISCLOSURE

     Each Senior Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds. Each Senior Officer should, to the extent appropriate within his area of responsibility, consult with other officers of the Funds and Pioneer with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents a Fund files with, or submits to, the SEC and in other public communications made by the Funds.

ANNUAL CERTIFICATION

     Each Senior Officer must, upon adoption of the Code, affirm in writing to the Director of Compliance that he or she has received, read, and understands the Code. Annually thereafter, each Senior Officer must affirm that he or she has complied with the requirements of the Code.

ENFORCEMENT OF THE CODE

REPORTS OF VIOLATIONS

     A Senior Officer must notify Pioneer's Director of Compliance promptly if he or she knows of any violation of this Code by any Senior Officer. Failure to do so is itself a violation of this Code.

INVESTIGATION OF VIOLATIONS

     Upon notification of a violation, or suspected violation, Pioneer's Director of Compliance will take all appropriate action to investigate any potential violations reported to him/her. If, after such investigation, Pioneer's Director of Compliance believes that no violation has occurred, Pioneer's Director of Compliance is not required to take any further action. The Director of Compliance shall not have an affirmative duty to monitor the compliance with this Code by any Senior Officer or to design procedures designed to identity any violations of this Code. Any matter that Pioneer's Director of Compliance believes is a violation will be reported to the Independent Trustees. If the Independent Trustees concur that a violation has occurred, they will inform and make a recommendation to the full Board of Trustees. The Board of Trustees shall be responsible for determining appropriate action. The Funds will not retaliate against any Senior Officer for reports of potential violations that are made in good faith and without malicious intent.

     Pioneer's Director of Compliance is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. While Pioneer's Director of Compliance shall make inquiries regarding any potential conflict of interest that is brought to the attention of the Director of Compliance, he or she shall not be responsible for uncovering or developing a compliance system designed to uncover actual or potential conflicts of interest to which this Code may apply.

SANCTIONS FOR VIOLATIONS

     Violations of this Code will be taken seriously and could result in disciplinary action. In response to known violations of the Code, the Board may impose such sanctions as it deems appropriate within the scope of its authority over Senior Officers, including termination as an officer of the Funds.

WAIVERS FROM THE CODE

     The Independent Trustees will consider any approvals or waivers sought by any Senior Officer.

     The Independent Trustees will be responsible for granting waivers, as appropriate. Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The Funds', Pioneer's, and Pioneer Funds Distributor, Inc.'s codes of conduct under Rule 17j-1 under the ICA are separate requirements applying to the Senior Officers and others, and are not a part of this Code.

SCOPE OF RESPONSIBILITIES

     A Senior Officer's responsibilities under this Code are limited to Fund matters over which the Senior Officer has direct responsibility or control, matters in which the Senior Officer routinely participates, and matters with which the Senior Officer is otherwise involved. In addition, Senior Officers are responsible for matters of which the Senior Officer has actual knowledge.

     This Code is not intended to apply to any conduct between a Senior Officer and a person which whom the Senior Officer has a long standing or bona fide personal relationship, notwithstanding the fact such person may be affiliated with an entity that has business relationships with the Funds. If a Senior Officer is uncertain whether any relationship qualifies as a long-standing or bona fide personal relationship, the Senior Officer should consult with the Director of Compliance.

AMENDMENTS

     This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Fund's Board of Trustees, including a majority of the Independent Trustees.

CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Trustees and their counsel or to the Fund's adviser's Legal and Compliance Department.

INTERNAL USE

     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

EXHIBIT A - SENIOR OFFICERS OF THE PIONEER FUNDS

     John F. Cogan, Jr.-- President (principal executive officer)

     Vincent Nave-- Treasurer (principal financial officer)